UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 15, 2007

_________________

WIDEPOINT CORPORATION
(Exact Name of Registrant as Specified in Charter)

Delaware	000-23967	52-2040275
(State or Other Jurisdiction of	(Commission File Number)	(I.R.S. Employer
Incorporation)		Identification No.)

One Lincoln Centre, Oakbrook Terrace, Illinois	60181
(Address of Principal Executive Office)	(Zip Code)

Registrant’s telephone number, including area code: (630) 629-0003

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[__]     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[__]     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[__]     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[__]     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01   Entry into a Material Definitive Agreement

        On August 16, 2007, WidePoint Corporation (the “Company”) entered into a $2,000,000 revolving credit facility with Cardinal Bank. Advances under the revolving credit facility will bear interest at a variable rate equal to the prime rate minus 0.25% and the repayment date for such facility is September 1, 2008. For a full description of the terms of the revolving credit facility, see the Commercial Loan Agreement, Security Agreement and Promissory Note filed herewith as Exhibits 10.1, 10.2 and 10.3, respectively.

Item 5.02   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

        (d)       Election of New Director. On August 15, 2007, Mr. Otto J. Guenther and Mr. George W. Norwood were appointed to the Board of Directors of the Company. Mr. Guenther will serve as a member of the Company’s Corporate Governance and Nominating Committee and its Audit Committee. Mr. Norwood will serve as a member of the Company’s Audit Committee and its Compensation Committee.

        Messrs. Guenther and Norwood will be eligible to participate in the Company’s 1997 Stock Incentive Plan (“Incentive Plan”) and the Company’s 1997 Directors Formula Stock Option Plan (“Directors Plan”). On August 15, 2007, pursuant to the terms of the Directors Plan, Mr. Guenther and Mr. Norwood each received an option to purchase 12,000 shares of the Company’s common stock. Two-thirds of the shares underlying such option vested on the grant date, with one-sixth of the shares underlying such option to vest on the first two anniversaries thereafter. In addition, on August 15, 2007, Mr. Guenther and Mr. Norwood each received an option issued under the Incentive Plan to purchase 50,000 shares of the Company’s common stock. Half of the shares underlying such option vested on the grant date, with the other half of the shares underlying such option to vest on December 31, 2007.

Item 9.01   Financial Statements and Exhibits

    (d)   Exhibits

        10.1    Commercial Loan Agreement, dated August 16, 2007, between the Company and Cardinal Bank.

        10.2    Security Agreement, dated August 16, 2007, between the Company and Cardinal Bank.

        10.3    Promissory Note, dated August 16, 2007, issued by the Company in favor of Cardinal Bank.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WIDEPOINT CORPORATION
/s/ James T. McCubbin
Date: August 21, 2007	James T. McCubbin
Vice President and Chief Financial Officer